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Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

January 25, 2007

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

        We have acted as counsel to SL Green Realty Corp., a Maryland corporation (the "Company") in connection with a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the possible issuance of an indeterminate number of shares of common stock, par value $0.01 per share, of the Company ("Common Stock") if and to the extent (i) the holder of up to 1,200 Series F Preferred Units (the "Units") of SL Green Operating Partnership, L.P. (the "Operating Partnership") tenders such Units for conversion pursuant to the Seventh Amendment dated January 25, 2007 to the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, dated as of August 20, 1997 (collectively, the "Partnership Agreement") and (ii) the holders of up to $287,500,000 4.00% Exchangeable Senior Debentures due 2025 (the "Debentures") of Reckson Operating Partnership L.P. ("Reckson OP") tender such Debentures for exchange pursuant to the First Supplemental Indenture dated January 5, 2007 (the "First Supplemental Indenture") to the Indenture dated as of March 26, 1999 (the "Indenture") among Reckson OP, Reckson Associates Realty Corp., and The Bank of New York, and the Officers' Certificate dated June 27, 2005 (the "Officers' Certificate" and, together with the First Supplemental Indenture and the Indenture, the "Debt Documents"), pursuant to which the Debentures were established. The Registration Statement also relates to the guarantee of the Company (the "Guarantee") to duly and punctually pay the principal of and interest on the Debentures. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

        In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the Board of Directors of the Company (the "Board of Directors"), certified by an officer of the Company on the date hereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors, partners and employees of, and accountants for, the Company.

        Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that:

        1.     The shares of Common Stock have been duly authorized and, when issued upon conversion of the Units in accordance with the Partnership Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

        2.     The shares of Common Stock have been duly authorized and, when issued upon exchange of the Debentures in accordance with the Debt Documents and the Resolutions, will be validly issued, fully paid and nonassessable.

        3.     The Guarantee has been duly authorized and constitutes a valid and legally binding obligation of the Company; provided, however, that the foregoing opinion is subject, as to enforcement against the Company, to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        The opinions set forth in this letter relate only to the federal securities laws of the United States, and the laws of the State of New York, the Maryland General Corporation Law and the Revised Uniform Limited Partnership Act of Delaware. We draw to your attention that the members of our firm are not admitted to practice law in the State of Delaware or the State of Maryland. We express no opinion with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

        This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

        We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  CLIFFORD CHANCE US LLP

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  Exhibit 5.1
[LETTERHEAD OF CLIFFORD CHANCE US LLP]